SECRETARY OF STATE

STATE OF NEVADA

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that I am, by the laws of said State, the custodian of the records relating to filings by corporations, limited-liability companies, limited partnerships, limited-liability partnerships, and business trusts pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that there was filed in this office on JULY 30, 2009

ARTICLES OF MERGER
merging
CALECO PHARMA CORP.
(NEVADA)
into
BLACKSTONE LAKE MINERALS INC.
(NEVADA)
CALECO PHARMA CORP.
CALECO PHARMA CORP. AUGUST 31, 2009

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on July 30, 2009.

ROSS MILLER
Secretary of State

Certified By: Angela Warwick
Certificate Number: C20090730-1449
You may verify this certificate
online at **http://www.nvsos.gov/**